Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	237,000	23.87

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-202524

November 24, 2015

PRICING SUPPLEMENT

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Stock-Linked Underlying Supplement dated March 5, 2015)

HSBC USA Inc.
7 Year Income Plus Notes

▶	$237,000 Income Plus Notes with a 1.00% Minimum Annual Coupon
▶	7 year maturity
▶	Linked to a basket of 5 Reference Stocks
▶	Repayment of principal at maturity
▶	Annual coupons based on the performance of every Reference Stock, subject to the Minimum Coupon Rate and the Performance-Based Coupon Rate
▶	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The 7 Year Income Plus Notes (the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in the Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-15 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-6 of this document, beginning on page S-1 of the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is $910 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-6 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security / Total	$1,000 / $237,000	$30.25 / $7,169.25	$969.75 / $229,830.75

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.025% and referral fees of up to 1.75% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of underwriting discounts and referral fees exceed 4.00% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-15 of this pricing supplement.

The Notes:

Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc. 7 Year Income Plus Notes

Linked to a Basket of 5 Reference Stocks

This pricing supplement relates to an offering of Notes linked to a basket of five common stocks (each, a “Reference Stock” and together, the “Reference Stocks”). The Notes will have the terms described in this pricing supplement and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If the terms of the Notes are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

The purchaser of the Notes will acquire a senior unsecured debt security of HSBC USA Inc. with annual coupons linked to the performance of the Reference Stocks as described below. The following key terms relate to the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note

Coupon Rates		Potential Annual COUPON	CUSIP/ ISIN
Minimum Coupon Rate	Performance-Based Coupon Rate[1]	Minimum Coupon Rate or Combined Return[2]
1.00	5.25%[1]	1.00% or 6.25%	40433UCF1 / US40433UCF12

1 Payment of any Performance-Based Coupon Rate is subject to the Final Price of each Reference Stock on the applicable Coupon Valuation Date being greater than or equal to its Initial Price.

2 The Minimum Coupon Rate and Performance-Based Coupon Rate are shown together.

Reference Stocks:	The common stocks of the following companies (the “Reference Stock Issuers”):

Reference Stock Issuers	Ticker Symbol	Relevant Exchange	Industry	Initial Price[1]	Market Capitalization[2] (in billions)
General Motors Company	GM	NYSE	Automobiles	$36.22	$56.36
The Coca-Cola Company	KO	NYSE	Beverages	$43.36	$188.57
Merck & Co., Inc.	MRK	NYSE	Large Pharma	$53.48	$149.40
Philip Morris International Inc.	PM	NYSE	Tobacco	$86.90	$134.63
Verizon Communications Inc.	VZ	NYSE	Telecom Carriers	$45.19	$183.87

[1] For each Reference Stock, the Official Closing Price of such Reference Stock on the Pricing Date. [2] Market capitalization (in billions) as of November 24, 2015. Source: Bloomberg L.P.

Payment at Maturity:	For each Note, the Principal Amount plus the final Coupon due on the Maturity Date.
Coupon:

With respect to each Coupon Payment Date, for each $1,000 Principal Amount, the Coupon will be calculated as follows:

On the applicable Coupon Valuation Date, if the Reference Stock Return for every Reference Stock is greater than or equal to zero, you will receive:

$1,000 x (Performance-Based Coupon Rate + Minimum Coupon Rate)

On the applicable Coupon Valuation Date, if the Reference Stock Return for any Reference Stock is less than zero, you will receive:
$1,000 x Minimum Coupon Rate

Reference Stock Return:	For each Reference Stock, on any Coupon Valuation Date: Final Price — Initial Price Initial Price
Minimum Coupon Rate:	The per annum Minimum Coupon Rate, as indicated above
Performance-Based Coupon Rate:	The per annum Performance-Based Coupon Rate, as indicated above

Coupon Valuation Dates and Coupon Payment Dates:

Coupon Valuation Date*

November 25, 2016

November 27, 2017

November 27, 2018

November 26, 2019

November 24, 2020

November 24, 2021

November 25, 2022

* Subject to adjustment as described under “Additional Terms of the Notes — Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.

Coupon Payment Dates:

Coupon Payment Date**

Annually on November 30, or if that day is not a business day, the next following business day. Those dates are expected to be:

November 30, 2016

November 30, 2017

November 30, 2018

December 2, 2019

November 30, 2020

November 30, 2021

November 30, 2022 (the Maturity Date)

**Subject to the adjustment as described under “Additional Terms of the Notes — Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.

Initial Price:	The Official Closing Price (as defined below) of the respective Reference Stock as determined by the calculation agent on the Pricing Date.
Final Price:	The Official Closing Price of the respective Reference Stock on the relevant Coupon Valuation Date, adjusted as described under “Additional Terms of the Notes — Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Official Closing Price:	With respect to each Reference Stock, the Official Closing Price will be the relevant official price of one share of such Reference Stock on its Relevant Exchange as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange, as further described under “Additional Terms of the Notes — Official Closing Price” in the accompanying Stock-Linked Underlying Supplement.
Trade Date:	November 24, 2015
Pricing Date:	November 24, 2015
Original Issue Date:	November 30, 2015
Maturity Date:	November 30, 2022. The Maturity Date is subject to adjustment as described under “Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Risk Factors — The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

General

This pricing supplement relates to an offering of Notes linked to the Reference Stocks. The purchaser of the Notes will acquire a senior unsecured debt security of HSBC USA Inc. Although the Notes relate to the Reference Stocks, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Stocks or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Stock-Linked Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 of this pricing supplement, beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Payment at Maturity

On the Maturity Date, for each Note you hold, we will pay you your Principal Amount plus the final Coupon due on the Maturity Date.

Coupons

On each Coupon Payment Date, we will pay you the relevant Coupon relating to the Notes. The Coupon will vary, will be calculated on the relevant Coupon Valuation Date and will be equal to the Minimum Coupon Rate or, if applicable, the Performance-Based Coupon Rate plus the Minimum Coupon Rate. If, on a Coupon Valuation Date, the Reference Stock Return for every Reference Stock is equal to or greater than zero, the Coupon will be the Performance-Based Coupon Rate plus the Minimum Coupon Rate. If, on a Coupon Valuation Date, the Reference Stock Return for any Reference Stock is less than zero, the Coupon will be the Minimum Coupon Rate. The Coupon Payment Dates and the Maturity Date are subject to adjustment, as described under “Additional Terms of the Notes — Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement. For information regarding the record dates applicable to the Notes, please see the section entitled “Description of Notes — Interest and Principal Payments — Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Investor Suitability

The Notes may be suitable for you if:

▶	You seek an investment that provides a full repayment of principal, subject to the credit risk of HSBC, if held to maturity, and an annual Coupon at a rate, based on the performance of each Reference Stock, that will be equal to the Minimum Coupon Rate or, if applicable, the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

▶	You believe the prices of all of the Reference Stocks will generally increase or remain equal to their Initial Prices over the term of the Notes.

▶	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You believe the Coupon on the Coupon Payment Dates will be an amount sufficient to provide you with a satisfactory return on your investment.

▶	You are comfortable receiving only the Principal Amount of your Notes at maturity plus the Coupon that will not be less than the Minimum Coupon Rate or greater than the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

▶	You are willing to invest in the Notes based on the sum of the Performance-Based Coupon Rate plus the Minimum Coupon Rate, which will limit your Coupon on any Coupon Payment Date.

▶	You are willing to forgo dividends or other distributions paid to holders of the Reference Stocks.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the Notes to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You seek an investment where the return is based on the actual performance of the Reference Stocks and is not limited to the sum of the Minimum Coupon Rate and the Performance-Based Coupon Rate.

▶	You believe the prices of one or more of the Reference Stocks will decrease over the term of the Notes.

▶	You are unwilling to receive only the Principal Amount of your Notes at maturity plus the Coupon that will not be less than the Minimum Coupon Rate or greater than the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive the dividends or other distributions paid on any of the Reference Stocks.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the Notes to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes

Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the Reference Stocks. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The applicable rate for the annual Coupon is uncertain and may be as low as the Minimum Coupon Rate.

The applicable rate for of the annual Coupon that you will receive is not fixed and will depend on the performance of each Reference Stock on the respective Coupon Valuation Dates. If the Reference Stock Return of any Reference Stock is less than zero on a Coupon Valuation Date, you will receive a Coupon at a rate equal to the Minimum Coupon Rate on the applicable Coupon Payment Date. The Minimum Coupon Rate is specified on page PS-2.

You will not directly participate in any appreciation in the value of Reference Stocks and your Coupon is limited to the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

You will not directly participate in any appreciation in the value of the Reference Stocks. Instead, you will receive annual Coupons based upon the formula described under the captions “Coupon,” “Minimum Coupon Rate” and “Performance-Based Coupon Rate” on page PS-2. The Coupons payable to you will be based upon whether the Reference Stocks appreciate or depreciate. Regardless of the extent to which the prices of the Reference Stocks appreciate, the Coupon will not exceed the Performance-Based Coupon Rate plus the Minimum Coupon Rate. Therefore, you may earn significantly less by investing in the Notes than you would have earned by investing directly in the Reference Stocks relevant to your Notes.

The amount payable on the Notes is not linked to the price of the Reference Stocks at any time other than on the Coupon Valuation Dates.

The return on the Notes will be based on the Official Closing Price of the Reference Stocks on the applicable Coupon Valuation Dates, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Stocks appreciates prior to the applicable Coupon Valuation Date but then decreases on that day to a price that is at or below the Initial Price, the Coupon payable will be limited to the Minimum Coupon Rate, and will be less than it would have been had the Notes been linked to the price of the Reference Stocks prior to that decrease. Although the actual price of the Reference Stocks on the Maturity Date or at other times during the term of the Notes may be higher than the Official Closing Price of the Reference Stocks on any Coupon Valuation Date, the return on the Notes will be based solely on the Official Closing Price of the Reference Stocks on the applicable Coupon Valuation Dates.

The Common Stock of General Motors Company Has Limited Historical Information.

General Motors Company commenced trading on November 18, 2010. Because this underlying stock has limited trading history, your investment in the Securities linked to this company may involve a greater risk than investing in securities linked to one or more equity securities with a more established record of performance.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Coupons or return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Stocks and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 16 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Notes.

Tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in the Notes, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Description of the Reference Stocks

GENERAL MOTORS coMPANY (GM)

Description of General Motors Company

General Motors Co. manufactures and markets new cars and trucks. The company offers features for special needs drivers, OnStar vehicle protection, service, parts, accessories, maintenance, XM satellite radio, features for commercial owners, and more. General Motors offers its vehicles and services worldwide. Information filed by GM with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34960 or its CIK Code: 0001467858.

Historical Performance of General Motors Company

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from November 18, 2010 through November 24, 2015. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
December 31, 2010	$36.98	$33.07	$36.86	September 30, 2013	$37.97	$33.41	$35.97
March 31, 2011	$39.47	$30.21	$31.03	December 31, 2013	$41.85	$33.92	$40.87
June 30, 2011	$33.47	$28.17	$30.36	March 31, 2014	$41.05	$33.58	$34.42
September 30, 2011	$32.07	$19.86	$20.18	June 30, 2014	$37.18	$31.70	$36.30
December 30, 2011	$26.55	$19.00	$20.27	September 30, 2014	$38.15	$31.68	$31.94
March 30, 2012	$27.67	$20.75	$25.65	December 31, 2014	$35.45	$28.83	$34.91
June 29, 2012	$27.02	$19.24	$19.72	March 31, 2015	$38.99	$32.37	$37.50
September 28, 2012	$25.15	$18.72	$22.75	June 30, 2015	$37.45	$33.06	$33.33
December 31, 2012	$28.90	$22.69	$28.83	September 30, 2015	$33.44	$24.62	$30.02
March 28, 2013	$30.68	$26.19	$27.82	November 24, 2015*	$36.86	$29.38	$36.22
June 28, 2013	$35.40	$27.11	$33.31

* GM commenced trading on November 18, 2010 and therefore has a limited historical performance.

** This pricing supplement includes information for the fourth calendar quarter of 2015 for the period from October 1, 2015 through November 24, 2015. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

The graph below illustrates the daily performance of GM’s common stock from November 18, 2010 through November 24, 2015 based on closing price information from the Bloomberg Professional® service. The market price of the Reference Stock on November 24, 2015 was $36.22. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

THE COCA-COLA COMPANY (KO)

Description of The Coca-Cola Company

The Coca-Cola Company manufactures, markets, and distributes soft drink concentrates and syrups. The company also distributes and markets juice and juice-drink products. Coca-Cola distributes its products to retailers and wholesalers in the United States and internationally. Information filed by KO with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-02217 or its CIK Code: 0000021344.

Historical Performance of The Coca-Cola Company

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through November 24, 2015. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$32.80	$28.25	$30.44	March 30, 2012	$37.20	$33.29	$37.01
June 30, 2008	$30.85	$25.88	$25.99	June 29, 2012	$39.10	$35.92	$39.10
September 30, 2008	$27.92	$24.72	$26.44	September 28, 2012	$40.66	$37.11	$37.93
December 31, 2008	$27.14	$20.15	$22.64	December 31, 2012	$38.83	$35.58	$36.25
March 31, 2009	$23.00	$18.72	$21.98	March 28, 2013	$40.70	$36.53	$40.44
June 30, 2009	$24.97	$21.00	$24.00	June 28, 2013	$43.43	$38.97	$40.11
September 30, 2009	$27.06	$23.72	$26.85	September 30, 2013	$41.24	$37.75	$37.88
December 31, 2009	$29.73	$26.36	$28.50	December 31, 2013	$41.38	$36.83	$41.31
March 31, 2010	$28.72	$26.12	$27.50	March 31, 2014	$41.22	$36.89	$38.66
June 30, 2010	$27.75	$24.97	$25.06	June 30, 2014	$42.49	$38.04	$42.36
September 30, 2010	$29.61	$24.74	$29.26	September 30, 2014	$42.81	$39.11	$42.66
December 31, 2010	$32.94	$29.27	$32.89	December 31, 2014	$45.00	$39.80	$42.22
March 31, 2011	$33.42	$30.65	$33.18	March 31, 2015	$43.83	$39.62	$40.55
June 30, 2011	$34.39	$32.22	$33.65	June 30, 2015	$41.68	$39.13	$39.23
September 30, 2011	$35.89	$31.80	$33.78	September 30, 2015	$42.25	$36.56	$40.12
December 30, 2011	$35.15	$31.67	$34.99	November 24, 2015*	$43.85	$39.37	$43.36

* This pricing supplement includes information for the fourth calendar quarter of 2015 for the period from October 1, 2015 through November 24, 2015. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

The graph below illustrates the daily performance of KO’s common stock from January 1, 2008 through November 24, 2015 based on information from the Bloomberg Professional® service. The market price of the Reference Stock on November 24, 2015 was $43.36. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

MERCK & CO., INC. (MRK)

Description of Merck & Co., Inc.

Merck & Co., Inc. is a global health care company that delivers health solutions through its prescription medicines, vaccines, biologic therapies, animal health, and consumer care products, which it markets directly and through its joint ventures. The company has operations in pharmaceutical, animal health, and consumer care. Information filed by MRK with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06571 or its CIK Code: 0000310158.

Historical Performance of Merck & Co., Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through November 24, 2015. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$61.18	$36.84	$37.95	March 30, 2012	$39.43	$36.91	$38.40
June 30, 2008	$42.24	$34.49	$37.69	June 29, 2012	$41.75	$37.02	$41.75
September 30, 2008	$38.90	$30.34	$31.56	September 28, 2012	$45.70	$41.06	$45.10
December 31, 2008	$32.44	$22.82	$30.40	December 31, 2012	$48.00	$40.10	$40.94
March 31, 2009	$31.64	$20.10	$26.75	March 28, 2013	$45.40	$40.83	$44.23
June 30, 2009	$28.05	$22.33	$27.96	June 28, 2013	$50.16	$43.77	$46.45
September 30, 2009	$33.05	$26.13	$31.63	September 30, 2013	$49.08	$46.03	$47.61
December 31, 2009	$38.42	$30.29	$36.54	December 31, 2013	$50.42	$44.62	$50.05
March 31, 2010	$41.56	$35.77	$37.35	March 31, 2014	$57.65	$49.31	$56.77
June 30, 2010	$37.96	$30.78	$34.97	June 30, 2014	$59.84	$54.40	$57.85
September 30, 2010	$37.57	$33.65	$36.81	September 30, 2014	$61.33	$55.57	$59.28
December 31, 2010	$37.68	$33.95	$36.04	December 31, 2014	$62.20	$52.49	$56.79
March 31, 2011	$37.61	$31.06	$33.01	March 31, 2015	$63.62	$55.65	$57.48
June 30, 2011	$37.65	$33.00	$35.29	June 30, 2015	$61.70	$56.23	$56.93
September 30, 2011	$36.56	$29.47	$32.71	September 30, 2015	$60.06	$45.70	$49.39
December 30, 2011	$37.90	$30.54	$37.70	November 24, 2015*	$55.76	$48.36	$53.48

* This pricing supplement includes information for the fourth calendar quarter of 2015 for the period from October 1, 2015 through November 24, 2015. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

The graph below illustrates the daily performance of MRK’s common stock from January 1, 2008 through November 24, 2015 based on closing price information from the Bloomberg Professional® service. The market price of the Reference Stock on November 24, 2015 was $53.48. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

PHILIP MORRIS INTERNATIONAL inc. (PM)

Description of Philip Morris International Inc.

Philip Morris International Inc., through its subsidiaries, affiliates and their licensees, produces, sells, distributes, and markets a wide range of branded cigarettes and tobacco products in markets outside of the United States of America. The company's portfolio comprises both international and local brands. Information filed by PM with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-33708 or its CIK Code: 0001413329.

Historical Performance of Philip Morris International Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through November 24, 2015. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$54.21	$47.75	$50.58	March 30, 2012	$88.86	$72.86	$88.61
June 30, 2008	$53.95	$47.43	$49.39	June 29, 2012	$91.05	$81.10	$87.26
September 30, 2008	$56.26	$46.80	$48.10	September 28, 2012	$93.59	$86.11	$89.94
December 31, 2008	$51.95	$33.30	$43.51	December 31, 2012	$94.13	$82.11	$83.64
March 31, 2009	$45.02	$32.25	$35.58	March 28, 2013	$93.61	$84.64	$92.71
June 30, 2009	$45.44	$35.15	$43.62	June 28, 2013	$96.72	$86.05	$86.62
September 30, 2009	$49.95	$42.13	$48.74	September 30, 2013	$91.40	$82.90	$86.59
December 31, 2009	$52.35	$47.07	$48.19	December 31, 2013	$91.81	$83.82	$87.13
March 31, 2010	$53.06	$45.01	$52.16	March 31, 2014	$87.20	$75.28	$81.87
June 30, 2010	$53.20	$42.97	$45.84	June 30, 2014	$91.63	$81.77	$84.31
September 30, 2010	$57.11	$45.55	$56.02	September 30, 2014	$86.83	$81.19	$83.40
December 31, 2010	$60.83	$55.10	$58.53	December 31, 2014	$90.24	$81.16	$81.45
March 31, 2011	$65.92	$55.85	$65.63	March 31, 2015	$85.28	$75.30	$75.33
June 30, 2011	$71.75	$64.49	$66.77	June 30, 2015	$86.90	$75.28	$80.17
September 30, 2011	$72.74	$62.33	$62.38	September 30, 2015	$86.50	$76.54	$79.33
December 30, 2011	$79.42	$60.45	$78.48	November 24, 2015*	$90.07	$78.46	$86.90

* This pricing supplement includes information for the fourth calendar quarter of 2015 for the period from October 1, 2015 through November 24, 2015. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

The graph below illustrates the daily performance of PM’s common stock from January 1, 2008 through November 24, 2015 based on information from the Bloomberg Professional® service. The market price of the Reference Stock on November 24, 2015 was $86.90. Past performance of the Reference Stock is not indicative of its future performance.

VERIZON COMMUNICATIONS INC. (VZ)

Description of Verizon Communications Inc.

Verizon Communications Inc. is a telecommunications company that provides wire line voice and data services, wireless services, Internet services, and published directory information. The company also provides network services for the federal government, including business phone lines, data services, telecommunications equipment and payphones. Information filed by VZ with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08606 or its CIK Code: 0000732712.

Historical Performance of Verizon Communications Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through November 24, 2015. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$41.23	$30.85	$33.91	March 30, 2012	$40.46	$37.12	$38.23
June 30, 2008	$37.32	$31.62	$33.08	June 29, 2012	$44.76	$36.80	$44.44
September 30, 2008	$33.96	$28.27	$29.98	September 28, 2012	$46.41	$42.18	$45.57
December 31, 2008	$32.60	$21.77	$31.68	December 31, 2012	$47.32	$40.51	$43.27
March 31, 2009	$32.48	$24.39	$28.22	March 28, 2013	$49.59	$41.50	$49.15
June 30, 2009	$30.90	$26.76	$28.71	June 28, 2013	$54.30	$47.77	$50.34
September 30, 2009	$30.55	$26.45	$28.28	September 30, 2013	$51.94	$45.08	$46.66
December 31, 2009	$31.89	$26.70	$30.96	December 31, 2013	$51.49	$46.04	$49.14
March 31, 2010	$31.22	$26.45	$28.98	March 31, 2014	$49.40	$45.46	$47.57
June 30, 2010	$29.55	$24.76	$26.18	June 30, 2014	$50.33	$45.85	$48.93
September 30, 2010	$33.09	$25.79	$32.59	September 30, 2014	$53.65	$48.20	$49.99
December 31, 2010	$36.00	$31.60	$35.78	December 31, 2014	$51.72	$45.09	$46.78
March 31, 2011	$38.95	$33.36	$38.54	March 31, 2015	$49.99	$45.37	$48.63
June 30, 2011	$38.73	$34.94	$37.23	June 30, 2015	$50.86	$46.61	$46.61
September 30, 2011	$37.86	$32.28	$36.80	September 30, 2015	$48.26	$38.06	$43.51
December 30, 2011	$40.25	$35.35	$40.12	November 24, 2015*	$47.04	$42.20	$45.19

* This pricing supplement includes information for the fourth calendar quarter of 2015 for the period from October 1, 2015 through November 24, 2015. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

The graph below illustrates the daily performance of VZ’s common stock from January 1, 2008 through November 24, 2015 based on closing price information from the Bloomberg Professional® service. The market price of the Reference Stock on November 24, 2015 was $45.19. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

Illustrative ExampleS

The following examples are provided for illustrative purposes only and are hypothetical. These examples are representative of only a few possible scenarios concerning increases or decreases in the prices of the Reference Stocks relative to their Initial Prices and how those increases and decreases affect the Coupons payable on the Notes. We cannot predict the Official Closing Prices of the Reference Stocks on the Coupon Valuation Dates. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and you should not take these examples as an indication or assurance of the expected performance of the Reference Stocks or the return on the Notes. The total payment you receive over the term of the Notes may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC.

The examples below illustrate the Coupon Payments on a $1,000 investment in the Notes for a hypothetical range of performance for the Reference Stocks. The following results are based solely on the assumptions outlined below. The potential returns described here show potential valuations for different Coupon Valuation Dates during the term of the Notes. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing below have been rounded for ease of analysis.

▶	Principal Amount:	$1,000

▶	Minimum Coupon Rate:	1.00%

▶	Performance-Based Coupon Rate:	5.25%

The actual Initial Prices were determined on the Pricing Date, as set forth on PS-2 of this pricing supplement.

Example 1: The Reference Stock Return for each Reference Stock is greater than or equal to zero on the Coupon Valuation Date

Reference Stock	Hypothetical Reference Stock Return
VZ	12.00%
GM	2.50%
PM	5.00%
KO	1.00%
MRK	2.00%
Minimum Coupon Rate =	1.00%
Performance-Based Coupon Rate =	5.25%
Coupon =	$62.50

Explanation for Example 1

As illustrated above, the hypothetical Reference Stock Return for each of the five Reference Stocks is greater than or equal to zero. Therefore, even though the hypothetical Reference Stock Return for one of the Reference Stocks is greater than the Performance-Based Coupon Rate plus the Minimum Coupon Rate, the payment will be limited to the Performance-Based Coupon Rate of 5.25% plus the Minimum Coupon Rate of 1.00%. Therefore, you receive a Coupon of $62.50 on the applicable Coupon Payment Date.

Example 2: The Reference Stock Return for one of the five Reference Stocks is less than zero on the Coupon Valuation Date

Reference Stock	Hypothetical Reference Stock Return
VZ	12.00%
GM	5.00%
PM	5.00%
KO	0.00%
MRK	-4.00%

Minimum Coupon Rate =	1.00%
Coupon =	$10.00

Explanation for Example 2

As illustrated above, the hypothetical Reference Stock Return of four of the five of the Reference Stocks (VZ, GM, PM and KO) is greater than or equal to zero. However, the Reference Stock Return of 1 of the 5 Reference Stocks (MRK) is less than zero. Because the Reference Stock Return is less than zero for one of the Reference Stocks, the Coupon will equal the Minimum Coupon Rate. Therefore, you receive a Coupon of $10.00 on the applicable Coupon Payment Date.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the principal amount of the Notes will be payable, together with any accrued but unpaid interest payable.  In such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Coupon Valuation Date for purposes of determining the Coupon payable, and the accelerated maturity date will be three business days after the accelerated Coupon Valuation Date. If a Market Disruption Event exists with respect to a Reference Stock on that scheduled trading day, then the accelerated Coupon Valuation Date for that Reference Stock will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Coupon Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sales of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. will offer the Notes at the price to public set forth on the cover page of this pricing supplement. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.025% and referral fees of up to 1.75% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 4.00% per $1,000 Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

U.S. Federal Income Tax Considerations

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. We intend to treat the Notes as variable rate debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes as variable rate debt instruments for all U.S. federal income tax purposes and, based on certain factual representations received from us, in the opinion of Morrison & Foerster LLP, our special U.S. tax counsel, it is reasonable to treat the Notes as variable rate debt instruments. Assuming the Notes are treated as variable rate debt instruments, Coupons paid on the Notes generally should be taxable to you as ordinary interest income at the time they accrue or are received in accordance with your regular method of accounting for U.S. federal income tax purposes. You should review the discussion set forth in “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Notes that are VRDIs” in the accompanying prospectus supplement. In general, gain or loss realized on the sale, exchange or other disposition of the Notes will be capital gain or loss.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes may be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” as described in the discussion under “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement. You should carefully consider the discussion of all potential tax consequences as set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any Reference Stock Issuer would be treated as a passive foreign investment company (“PFIC”) or a United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If a Reference Stock Issuer were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Stock Issuers and consult your tax advisor regarding the possible consequences to you if a Reference Stock Issuer is or becomes a PFIC or a USRPHC.

Recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to Notes issued before January 1, 2016. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale or redemption of the Notes will only apply to payments made after December 31, 2018.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

VALIDITY OF THE NOTES

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$237,000 7 Year Income Plus Notes

with a 1.00% Minimum Annual Coupon

November 24, 2015

PRICING SUPPLEMENT

Pricing Supplement
General	PS-3
Payment at Maturity	PS-4
Investor Suitability	PS-5
Risk Factors	PS-6
Description of the Reference Stocks.	PS-8
Illustrative Examples	PS-13
Events of Default and Acceleration	PS-15
Supplemental Plan of Distribution (Conflicts of Interest)	PS-15
U.S. Federal Income Tax Considerations	PS-16
Validity of the Notes	PS-16

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-4
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-10

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58